99.4

Ballroom Dance Fitness, Inc.

Unaudited Pro Forma Condensed Statements of Operations

Six Months Ended June 30, 2013
(UNAUDITED)

	As Reported	Pro Forma Adjustments	Pro Forma

Revenue	$ 3,320	$ 69,335	$ 72,655

Total Revenue	3,320	69,335	72,655

Expenses:

Personnel costs	15,826	5,040	20,866
Event costs	500	10,250	10,750
Occupancy	-	40,073	40,073
General and administrative	16,426	43,117	59,543
Total Expenses	32,752	98,480	131,232

Net Loss	$ (29,432)	$ (29,145)	$(58,577)